Exhibit 14

                                                                  March 11, 2004



                                 TENGASCO, INC.

                                 CODE OF ETHICS

Tengasco, Inc. (the "Company") has adopted this Code of Ethics specifically for its chief executive officer ("CEO") and all financial officers and executives (collectively, the "Financial Officers and Executives"), including the president and chief financial officer. The Financial Officers and Executives subject to this Code of Ethics will be designated and informed of such designation by the Company.

The CEO and the financial officers and executives are subject to the following specific policies:

      1. In carrying out their duties, the CEO and the Financial Officers and Executives will promote full, fair, accurate, timely and understandable disclosure in all reports and other documents the Company files with, or furnishes or submits, to the Securities and Exchange Commission, as well as other public communications made by the Company. Accordingly, the CEO and each Financial Officer and Executive shall promptly bring to the attention of the Board of Directors any material information of which she or he may become aware that affects the disclosures made by the Company in the public filings, if such information is not already being adequately addressed in public filings being prepared for the Company.

      2. The CEO and each Financial Officer and Executive shall promptly bring to the attention of the Board of Directors any information she or he may have concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect the Company's ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's financial reporting, disclosures or internal controls.

      3. In carrying out their duties, the CEO and each Financial Officer and Executive shall endeavor to comply, and to cause the Company to comply, with all applicable governmental laws, rules and regulations.

      4. The Board of Directors shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of the Code of Ethics by the CEO or any Financial Officer or Executive. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to the Code of Ethics. The Company shall at least annually report violations and the actions taken by the Board of Directors.